                                                                       EXHIBIT J

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 1998, relating to the financial statements and financial highlights of each of the nine funds comprising the Harbor Fund appearing in the October 31, 1998 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Financial Statements" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 29, 1998